INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Avado Brands, Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-49748, 33-68978, 333-3764, and 333-3736) and the
registration statement on Form S-3 (No. 333-25205) of Avado Brands, Inc. of our report dated January 28, 2000, except for the last paragraph of Note 6, which is as of April 3, 2000, relating to the consolidated balance sheets of Avado Brands, Inc. as of January 2, 2000 and January 3, 1999 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 2, 2000, which report appears in the January 2, 2000 annual report on Form 10-K of Avado Brands, Inc.


Atlanta, Georgia
April 3, 2000